Exhibit 10.11

CORPORATE OFFICER CONSULTING ENGAGEMENT AGREEMENT

This engagement agreement ("Agreement") is made effective as of December 16, 2021 (the “Effective Date”) by and between Elate Group, Inc., a Delaware corporation with its headquarters in New York, NY and a warehouse/office location in Brooklyn, NY (the "Company" or “Elate”) and Garry Lowenthal (the “Consultant” or “Lowenthal”) residing at 2551 38th Avenue NE, Unit 135, Minneapolis, MN 55421. The Company, Elate, Lowenthal and Consultant, collectively the “Parties” and each individually a “Party.”

WHEREAS, the Company desires professional guidance and advice regarding public company and financial services and desires Consultant to act as Chief Financial Officer of the Company; and

WHEREAS, Consultant has expertise in the area of public companies and extensive financial background, and is willing to act as a Consultant and Chief Financial Officer to the Company upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and mutual premises herein contained, the Parties hereto agree as follows:

1.Services. Lowenthal agrees to perform the following services:

(a)Perform Chief Financial Officer duties to Elate Group, Inc. as its Chief Financial Officer including overseeing accounting, finance, regulatory reporting & compliance (including quarterly and annual filings with the U.S. Securities and Exchange Commission), legal, treasury, external auditors and accountants, tax, corporate governance (including Board of Directors assistance), investor relations, financial reporting and modeling/projections, mergers & acquisitions, IPO (initial public offering) including investment banks.

(b)Provide general financial advisory services to the Company including financial analytical services as requested by the Company; also including identification of possible funding sources for the Company, including any assistance in the due diligence phases of any such transactions. Provide assistance in identifying industry analysts and experts in the development of white papers about the Company.

(c)Review and advise the Company on its finances, projections and related transactions, including assisting with financing executive summaries. Provide assistance with creditor negotiations, as needed.

(d)Provide governance support including reviewing Bylaws and assistance in identifying potential candidates of the Board of Directors and/or management of Elate. Provide assistance on general management issues within the Company.

(e)Consultant agrees to make available to Company his services up to 30 hours per week for Chief Financial Officer related services.

(f)Provide assistance in development of a qualified stock option plan to be submitted to the Board of Directors for approval.

(g)As Chief Financial Officer of the Company, Lowenthal will have signing authority, as approved by the Chief Executive Officer and Board of Directors, including, but not limited to, legal documents, bank accounts and regulatory filings.

2.Independent Contractor Relationship. Consultant’s relationship with the Company is that of an independent contractor, and nothing in this Agreement is intended to, or should be construed to, make Consultant an employee of the Company or create any employment relationship between the Company and Consultant. The Company shall not withhold for Consultant any federal or state taxes from the amounts to be paid to Consultant hereunder, and Consultant agrees that he, or his affiliate Security First International, Inc., a Minnesota corporation (“Security First”), will pay all taxes due on such amounts.

3.Compensation.

(a)Cash Compensation. The Consultant desires Consultant’s cash compensation (“Service Fee”) to be paid to Security First, and the Company agrees to pay to Security First Consultants Service Fee of

$11,000 per month, $5,500 payable twice-a-month on the 15th and the end of each month. Upon the closing of an initial public offering, the Service Fee will increase to $13,750 per month, $6,875 payable twice-a-month on the 15th and the end of each month. In addition, Lowenthal shall also earn a commission of ten percent (10%) for any relocation service referrals Lowenthal introduces to the Company.

(b)Equity Compensation.

(c)Annual Bonus. The Company shall determine whether an annual bonus (“Annual Bonus”) has been earned as of December 31 of each year. An Annual Bonus shall be payable to Security First based on the year over year revenue increase of the Company as set forth below:

Year over Year Revenue Growth as a Percentage Increase	Cash Compensatio n	Equity Compensation*
25%	$30,000	$30,000 of Class A common stock
50%	$45,000	$45,000 of Class A common stock

*The number of shares of Class A common stock issued in an Annual Bonus will equal the quotient of the dollar value of restricted Class A common stock in this table over the Closing Stock Price of Class A common stock as of December 31 of such year (or the last Closing Stock Price if December 31 falls on a weekend, holiday, or other day in which the exchange on which the shares are listed is closed for trading). For the avoidance of doubt, the Company may issue restricted shares if the Company has no active S-8 Registration Statement, and is under no obligation to register such shares.

4.Expenses. Elate acknowledges that Lowenthal may perform certain of the services described herein through one or more of his affiliates, namely Security First. Elate shall reimburse Lowenthal for all reasonable and necessary out-of-pocket expenses incurred by carrying out his duties under this Agreement (“Expenses”), including, by way of example, travel costs (i.e. hotels, transfers, transportation, airfares, per diem meals), research reports and other related costs. Notwithstanding the foregoing, Consultant shall provide the Chief Executive Officer an estimated budget for approval for travel costs prior to the incurrence of such Expenses, and Company shall reimburse Consultant for such Expenses approved prior to traveling up to 10% over the projected budget. If Consultant does not submit an estimated travel budget prior to incurring such Expenses, the Chief Executive Officer, in his or her sole discretion, shall determine the reasonableness of the Expenses and the Company shall reimburse only up to such amount. Consultant shall submit related receipts and documentation with his request for all Expense reimbursement.

5.Term. The term of this Agreement shall commence on December 16, 2021 and end on December 31, 2022 (the "Initial Term"), and will automatically renew for additional one-year increments at the end of the Initial Term, until terminated by the Parties. Either the Company or the

Consultant may terminate this Agreement by giving the other party thirty (30) days prior written notice. Notwithstanding the foregoing, termination of the Consultant by the Company shall not relieve the Company of its financial obligations to Consultant for any compensation or expenses in Sections 3 or 4 of this Agreement, for services performed for any period prior to the termination. The Company shall remain obligated to indemnify Consultant under that certain Indemnification Agreement and the Company’s Certificate of Incorporation and Bylaws for acts or omissions taken by Consultant in performance of his duties, prior to the termination.

6.Stock-Based Compensation. The Company will award to Security First shares of stock in the Company valued at $90,000 based on the per share value of the Company common stock on the effective date of the initial public offering. Lowenthal will also receive Stock Options to acquire up to 150,000 shares of the Company’s common stock, with the Options strike price equivalent to the per share value of the Company’s common stock on the effective date of the initial public offering. The Options will vest at the rate of 50,000 options per year on the anniversary date of their grant, with a cashless exercise provision and a life of four years. The definitive terms related to the Options will be memorialized in a stock options agreement in accordance with the Company’s Equity Incentive Plan that is expected to be established by the Company’s prior to the IPO.

7.Indemnification. In addition to the payment of fees and expenses provided for above, the Company agrees to enter into an Indemnification Agreement with Lowenthal, in standard form that the Company enters into with other officers and directors of the Company, a form of which is attached hereto as Exhibit A.

8.Matters Relating to Engagement. The Company acknowledges that Lowenthal has been retained solely to provide the services set forth in this Agreement. Upon effectiveness of a registration statement filed by the Company on Form S-1 with the U.S. Securities and Exchange Commission, the parties agree to exercise good faith efforts transitioning Consultant to an employee of the Company acting as the full-time Chief Financial Officer of Elate.

The Company recognizes and confirms that in performing its duties pursuant to this Agreement, Lowenthal will be using and relying on data, material, and other information furnished by the Company, a third party provider, or their respective employees and representatives (the “Information”). The Company will cooperate with Lowenthal and will furnish Lowenthal with all Information concerning the Company and any financial information or organizational or transactional information appropriate to the performance of the duties of a Chief Financial Officer, and Company will provide Lowenthal with access to the Company's officers, directors, employees, independent accountants and legal counsel for the purpose of performing its obligations pursuant to this Agreement.

The Company hereby agrees and represents that all Information furnished to Lowenthal pursuant to this Agreement shall be accurate and complete in all material respects at the time provided, and that, if the Information becomes materially inaccurate, incomplete or misleading during the term of the service agreement hereunder, the Company shall promptly advise Lowenthal in writing. Accordingly, Lowenthal assumes no responsibility for the accuracy and completeness of the Information. In rendering its services, Lowenthal will be using and relying upon the Information without independent verification evaluation thereof.

9.Governing Law and Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflict of laws provisions. All disputes arising out of or in connection with this agreement, or in respect of any legal relationship associated with or derived from this agreement, shall only be heard in any competent court whose jurisdiction include New York City, New York. The Parties agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any manner provided by law. The Parties further waives any objection to venue in any such action or proceeding on the basis of inconvenient forum.

10.Authorization. The Parties represent and warrant that each has all requisite power and authority, and all necessary authorizations, to enter into and carry out the terms and provisions of this Agreement and the execution, delivery and performance of this Agreement does not breach or conflict with any agreement, document or instrument (including contracts, wills, agreements, records and wire receipts, etc.) to which it is a party or bound.

11.Notices. All notices and other communications required or permitted under this Agreement shall be in writing and deemed properly given when delivered in person to a Party or to a corporate officer of such Party, as the case may be, or when sent by registered first-class mail, postage prepaid, and shall be effective three days after mailing to the addresses stated in the introduction, or to any such other address as shall have last been given by the Party to be notified. These addresses may be changed at any time by like notice.

12.Miscellaneous. This Agreement constitutes the entire understanding and agreement between the Parties with respect to the subject matter hereof and supersedes all prior understandings or agreements between the parties with respect thereto, whether oral or written, express or implied. Any amendments or modifications must be executed in writing by the Company and Consultant. This Agreement and all rights, liabilities and obligations hereunder shall be binding upon and inure to the benefit of each Party’s successors but may not be assigned without the prior written approval of the other Party. If any provision of this Agreement shall be held or made invalid by a statute, rule, regulation, decision of a tribunal or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable. No failure or delay by either the Company or Consultant in exercising any right or remedy under this Agreement will waive any provision of the Agreement, nor will any single or partial exercise by either the Company or Consultant of any right or remedy under this Agreement preclude either of them from otherwise or further exercising these rights or remedies, or any other rights or remedies granted by any law or any related document. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument. The descriptive headings of the sections of this Agreement are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

“The Company”		“Consultant”
ELATE GROUP, INC.		GARRY LOWENTHAL

By:	/s/ Kevin Britt	/s/ Garry Lowenthal
Name:	Kevin Britt	Garry Lowenthal
Title:	Chief Executive Officer

AMENDMENT TO CORPORATE OFFICER CONSULTING

ENGAGEMENT AGREEMENT

This Amendment to Corporate Officer Consulting Engagement Agreement (the “Amendment”) is made and entered into effective as of December 16, 2021 (the “Effective Date”) by and between Elate Group, Inc., a Delaware corporation (the “Company”) and Garry Lowenthal (“Consultant”).

WHEREAS, the Company and Consultant entered into that certain Corporate Officer Consulting Engagement Agreement effective as of December 16, 2021 (the “Engagement Agreement”);

WHEREAS, Company and Consultant wish to amend and clarify certain terms of the Engagement Agreement upon the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Consultant hereby agree as follows.

1.The following is hereby added to Section 3(a) of the Engagement Agreement:

“Referrals may be generated by the Consultant through his partnerships or alliances with other organizations and associations, including their employees and members, that lead to relocation services, provided the referrals are generated independently by the Consultant through his partnerships and alliances. The commission will be paid within thirty (30) days of Company’s receipt of payment for the referred relocation services.”

2.The following is hereby added to Section 3(c) of the Engagement Agreement:

“Any Annual Bonus shall be paid in a lump sum no later than March 15 of the year following the year for which such Annual Bonus was earned.”

3.The following is hereby added to Section 6:

“For the avoidance of doubt, the awards contemplated by this Section 6 shall be subject in all respects to the Company’s adoption of the 2022 Equity Incentive Plan and the terms and conditions of the 2022 Equity Incentive Plan and any applicable award agreements.”

4.The following Section 13 is hereby added:

“Section 409A. The intent of the parties is that payments under this Agreement comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Code”), and the regulations and interpretations thereunder (“Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. If any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause Consultant to incur any additional tax or interest under Code Section 409A, the Company shall, after consulting with and receiving the approval of Consultant, reform such provision in a manner intended to avoid the incurrence by Consultant of any such additional tax or interest. In no event may Consultant, directly or indirectly, designate the calendar year of any payment to be made under this Agreement, to the extent such payment is subject to Code Section 409A.”

IN WITNESS WHEREOF, this Amendment has been executed by the undersigned as of the date first set forth above.

ELATE GROUP, INC.

By:	/s/ Kevin Britt
Name:	Kevin Britt
Title:	Chief Executive Officer

GARRY LOWENTHAL

/s/ Garry Lowenthal
Garry Lowenthal